Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:
Robert C. Turnham, President	Traded: NYSE (GDP)
Joe Leary, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES RESULTS TO DATE AND 5 DAY

EXTENSION OF TENDER OFFER PERIOD

HOUSTON, December 9, 2015 /PRNewswire/ — Goodrich Petroleum Corporation (NYSE: GDP) (the “Company”) today announced results to date and that it is extending the expiration date of its previously announced tender offer to exchange depositary shares of the Company’s newly created 10.00% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”) for any and all issued and outstanding shares of the Company’s 5.375% Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”), up to 2,390,000 depositary shares of the Company’s outstanding 10.00% Series C Cumulative Preferred Stock (“Series C Preferred Stock”), and up to 2,390,000 depositary shares of the Company’s outstanding 9.75% Series D Cumulative Preferred Stock (“Series D Preferred Stock” and, together with the Series B Preferred Stock and the Series C Preferred Stock, the “Existing Preferred Stock”). The Company has amended the tender offer to extend the tender offer until 5:00 p.m., New York City time, on December 15, 2015.

Similar to the Series B Preferred Stock, the Company will apply to initially list the Series E Preferred Stock on the OTC Markets Group, Inc. and currently expects the shares to be freely tradable upon closing. The Series E Preferred Stock will be immediately eligible for conversion into common stock of the Company per the terms of the Offer to Exchange dated November 6, 2015 (the “Offer to Exchange”). The common stock of the Company received upon conversion of the Series E Preferred Stock will be listed on the NYSE and will be freely tradable.

D.F. King & Co., Inc., the exchange agent and information agent for the exchange offers, has advised the Company that as of 5:00 p.m., New York City time, on December 8, 2015, approximately 52.5% of shares of Existing Preferred Stock eligible for exchange have tendered, broken out as follows:

•	701,492 shares of Series B Preferred Stock have been validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 31.2% of the Series B Preferred Stock offered for exchange;

•	1,502,488 depositary shares of Series C Preferred Stock have been validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 62.9% of the maximum 2,390,000 depositary shares offered for exchange; and

•	1,484,381 depositary shares of Series D Preferred Stock have been validly tendered and not properly withdrawn pursuant to the tender offer, representing approximately 62.1% of the maximum 2,390,000 depositary shares offered for exchange.

Holders who have already tendered their shares of Existing Preferred Stock do not have to re-tender their shares or take any other action as a result of the extension of the tender offer.

The terms and conditions of the tender offer, prior to the amendment described in this release, were set forth in the Offer to Exchange and Letter of Transmittal, dated November 6, 2015 (the “Letter of Transmittal”), and the other related materials that the Company distributed to holders of the Existing Preferred Stock, which were filed with the Securities and Exchange Commission (“SEC”) as exhibits to the Schedule TO on November 6, 2015 (the “Original Tender Offer Materials”). The Original Tender Offer Materials have been amended and supplemented by Amendment No. 1 to the Schedule TO, which was filed with the SEC on November 18, 2015 and Amendment No. 2 to the Schedule TO, which was filed with the SEC on December 9, 2015 (collectively, the “Schedule TO Amendments”). The term “tender offer,” when used in this release, shall refer to the terms and conditions described in the Original Tender Offer Materials, as amended and supplemented by the Schedule TO Amendments and this release.

Copies of the Offer to Exchange and Letter of Transmittal may be obtained from the Information Agent for the exchange offers, D.F. King & Co., Inc. at (866) 853-1834 (US toll free) or gdp@dfking.com.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFERS. THE COMPANY IS MAKING THE EXCHANGE OFFERS ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTER OF TRANSMITTAL. THE EXCHANGE OFFERS ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFERS MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGES. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the SEC. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494